SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIGENE LABORATORIES, INC.

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Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 18, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), will be held at The Ramada Inn, 130 Route 10 West, East Hanover, NJ 07936 on June 18, 2008, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1. To elect directors of the Company;

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Grant Thornton LLP as independent auditors of the Company for the Company’s 2008 fiscal year; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 28, 2008 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

A copy of the Company’s Annual Report for the year ended December 31, 2007 is being sent to you along with the Proxy Statement.

To assure your representation at the meeting, please sign, date and return your proxy before June 18, 2008 in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

RONALD S. LEVY
Secretary

May 12, 2008

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders of the Company to be held at The Ramada Inn, 130 Route 10 West, East Hanover, NJ 07936 on June 18, 2008, at 11:00 A.M., Eastern Daylight Time.

You are requested to complete, date and sign the accompanying form of proxy and return it to the Company in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions. Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of the proposal set forth in the attached Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on April 28, 2008 as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding shares of the Company entitled to vote were 87,753,715 shares of common stock, par value $.01 per share (“Common Stock”), the holders of which are each entitled to one vote per share.

The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Grant Thornton LLP as auditors of the Company. For adoption of matters that require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, under the rules of various stock exchanges, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.” Since a broker’s discretionary authority to vote in an uncontested election of directors and to ratify the Company’s auditors is not limited there cannot be any broker non-votes regarding these matters.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about May 12, 2008. A copy of the Company’s Annual Report for the year ended December 31, 2007 is also enclosed.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.

During 2007, there were seven meetings of the Board of Directors. Except for unusual circumstances, all directors are expected to attend the Company’s Annual Meeting. All incumbent directors attended the Company’s 2007 Annual Meeting. Each member of the Board of Directors attended more than 75 percent of the combined total meetings of the Board of Directors and of the committees of the Board of Directors on which such member served for the period of 2007 during which he served as a Director.

Communications with the Board of Directors.

Stockholders may contact the Board of Directors by writing to Jay Levy, Chairman of the Board, Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, NJ 07004. The Chairman will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Unigene or its business, or is similarly inappropriate. The Chairman has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Director Independence.

The Board of Directors has determined that the following directors are independent under the listing standards of the Nasdaq Stock Market, LLC: Allen Bloom, Robert Hendrickson, Marvin Miller, Bruce Morra and Peter Slusser.

Committees of the Board of Directors.

Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors. Delaware General Corporation Law authorizes the formation of these committees and grants the Board of Directors the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The responsibilities of the Audit Committee include the following: (i) to annually select a firm of independent public accountants to act as auditors of the Company; (ii) to review the scope of the annual audit with the auditors in advance of the audit, (iii) to review the results of the audit and the adequacy of the Company’s internal controls; (iv) to oversee management’s conduct of the Company’s financial reporting process; and (v) to approve fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Allen Bloom (Chairman), Marvin L. Miller and Peter Slusser. The Audit Committee held nine meetings during 2007. The Board of Directors adopted a written Audit Committee charter in 2005 and revised it in 2007, and that charter is available on our website, http://www.unigene.com. All members of the Audit Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, one member, Peter Slusser, is considered by the Board of Directors to be an “audit committee financial expert” as described in Rule 407(d)(5) of Regulation S-K, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The responsibilities of the Compensation Committee include the following: (i) to review and recommend to the Board for approval, compensation (including incentive-compensation plans and equity-based compensation plans) of the Company’s Chief Executive Officer, executive officers and other key officers; (ii) to review and approve general benefits and compensation strategies; (iii) to develop and approve all stock ownership, stock option and other equity-based compensation plans of the Company; (iv) to grant any shares, stock options, or other equity-based awards under all equity-based compensation plans; and (v) to approve the Compensation Discussion and Analysis included in the Company’s proxy statement. The current members of the Compensation Committee are Robert F. Hendrickson (Chairman), Peter Slusser and Bruce Morra. In June 2007, Peter Slusser replaced Marvin Miller on the Compensation Committee. The Compensation Committee held four meetings during 2007. The Board of Directors adopted a written Compensation Committee charter in 2005 and that charter is available on our website, http://www.unigene.com. All members of the Compensation Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and they all meet the definitions of “non-employee director” for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended. In addition, subject to the limitations set forth in the 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”), the Compensation Committee oversees the 2006 Plan and (i) selects the employees to be granted stock-based awards; (ii) fixes the number of shares to be covered by the stock-based awards granted; and (iii) determines the exercise price and other terms and conditions of the stock-based awards.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. Typically the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the Chief Executive Officer. Typically the Company’s Chief Executive Officer attends the Committee meetings. The Committee also generally meets in executive session without management, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested. Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the Chief Executive Officer, and market data such as the Radford Biotechnology Executive Compensation Survey, published by Aon Consulting, which is a resource of competitive intelligence for positions in the biotechnology and pharmaceutical industries.

The Compensation Committee meets in connection with the Company’s year-end reviews to discuss the Company’s compensation philosophy, to review the Company’s historical compensation practices and to review the collected market data. After considering this information, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews proposed compensation for the executive officers, including base salary, bonus and equity awards, prior to the Board taking final action. The Committee’s recommendations for the Chief Executive Officer’s and Executive Vice President’s compensation are subject to approval of the Board of Directors, with the Chief Executive Officer and the Executive Vice President abstaining from the vote.

Management plays a significant role in our compensation setting process. Most importantly, management evaluates employee performance, recommends business targets and objectives and recommends salary levels, bonus awards and stock-based awards for Company executives other than the Company’s Chief Executive Officer. The Chief Executive Officer, in particular, recommends to the Compensation Committee the salary levels, bonus awards and stock-based awards for the other named executive officers, and works with the Chairman of the Compensation Committee to establish the agenda for Compensation Committee meetings. Management also assists in preparing and distributing the meeting materials in advance of each Compensation Committee meeting.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants as it deems necessary to assist in the fulfillment of its responsibilities. During 2007, the Compensation Committee engaged a third-party compensation consultant to assist it in fulfilling its duties. In addition, the Compensation Committee’s charter authorizes the Committee to form and delegate authority, as it deems appropriate, to subcommittees.

In February 2007, the Board of Directors established a Nominating and Corporate Governance Committee which held one meeting in 2007. The responsibilities of the Nominating and Corporate Governance Committee are to (i) establish the criteria for, and the qualifications of, people suitable for nomination as directors and to report its recommendations to the Board; and (ii) consider corporate governance matters. The Board of Directors adopted a written Nominating and Corporate Governance Committee charter in 2007 and that charter is available on our website, http://www.unigene.com. The Nominating and Corporate Governance Committee will consider recommendations by stockholders, as more fully described in the section entitled “Submission of Stockholder Proposals and Director Nominations” in this proxy statement. The members of the Nominating and Corporate Governance Committee are Marvin Miller (Chairman), Bruce Morra, Allen Bloom and Robert Hendrickson. All members of the Nominating and Corporate Governance Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC.

Code of Ethics.

The Company has adopted a code of ethics. It describes specific policies concerning the ethical conduct of the Company’s business and applies to all officers, directors and employees. Our code of ethics is posted on our website, http://www.unigene.com. Upon written request to Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, NJ 07004, we will provide without charge a copy of our code of ethics.

Director Compensation.

Directors who are not employees received an annual retainer in 2007 of $18,000, as well as a fee of $1,500 for each Board of Directors meeting attended and $750 for any Board of Directors meeting conducted via conference call. J. Thomas August, Allen Bloom, Robert F. Hendrickson, Marvin L. Miller, Bruce Morra and Peter Slusser are the current directors who received such fees in 2007. Non-employee Board members earn additional compensation for service on the Audit, Compensation and Nominating and Corporate Governance Committees as follows: $500 per committee conference call, $1,000 per meeting of the committee if such meeting is convened solely to transact committee business, or $500 per meeting if such meeting is convened on a date or in conjunction with other activities of the Company or its Board of Directors or other committees for purposes in addition to committee business. In addition, the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive annual retainers of $10,000, $6,000 and $6,000, respectively, in addition to the annual Board retainer. Jay Levy receives annual compensation of $75,000 in his capacities as Chairman of the Board, Treasurer and Assistant Secretary.

At our June 2006 Annual Meeting, the stockholders approved the adoption of the 2006 Plan. All employees and directors, as well as certain consultants, are eligible to receive grants under the 2006 Plan. Allowable grants under the 2006 Plan include stock options, phantom stock, stock appreciation rights, restricted stock and deferred stock. Options granted under the 2006 Plan generally have a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. The 2006 Plan replaced our older stock option plans and, initially, had 3,426,000 shares authorized for issuance. Specific grants to directors are not mandated under the 2006 Plan. Therefore, upon the recommendations of the Compensation Committee, the Board of Directors adopted the following policy that, beginning in 2007, each non-employee director will receive, (1) on the date of his initial election, an option to purchase 30,000 shares of Common Stock (an “Initial Option”) and (2) on May 1st of each year, an option to purchase 20,000 shares of Common Stock if he or she has served as a non-employee director for at least six months prior to the May 1st grant (an “Additional

Option”). Generally, each Initial Option will vest in equal installments of 1/3 over a period of three years, commencing on the date of the grant, and each Additional Option will vest in its entirety on the first anniversary of the date of grant.

Director Summary Compensation Table

The table below summarizes the fees earned by directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Thomas August*	27,750	—	26,870	—	—	73,500	(3)	128,120
Allen Bloom *	47,250	—	26,870	—	—	—		74,120
Robert F. Hendrickson *	35,750	—	26,870	—	—	—		62,620
Jay Levy	—	—	—	—	—	75,000	(4)	75,000
Ronald S. Levy (5)	—	—	—	—	—	—		—
Warren P. Levy (5)	—	—	—	—	—	—		—
Marvin L. Miller *	43,750	—	26,870	—	—	—		70,620
Bruce Morra *	30,000	—	26,870	—	—	—		56,870
Peter Slusser *	37,750	—	26,870	—	—	—		64,620

*	Non-employee director.
(1)	Reflects annual retainers, Board of Director and committee meeting fees and committee chairman fees for fiscal year 2007 described above under “Director Compensation.”
(2)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-based Payments.” See Note 15 of the consolidated financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. These figures represent the grant date fair value of stock options to purchase 20,000 shares of our Common Stock, which were awarded to all non-employee directors in May 2007.

At December 31, 2007, the aggregate number of stock options outstanding for each director was as follows: J. Thomas August 211,000; Allen Bloom 280,000; Robert F. Hendrickson 61,000; Jay Levy 420,000; Ronald Levy 100,000; Warren Levy 100,000; Marvin L. Miller 51,000; Bruce Morra 41,000; and Peter Slusser 41,000.

(3)	J. Thomas August, an outside consultant, serves as our Director of Research, receiving annual compensation of $73,500.
(4)	Jay Levy receives annual compensation of $75,000 in his capacities as Chairman of the Board, Treasurer and Assistant Secretary.
(5)	See Summary Compensation Table for disclosure related to Drs. Ronald S. Levy and Warren P. Levy, each of whom served as executive officers of the Company during 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

All nine directors of the Company are to be elected at the Annual Meeting. The directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2009 and until their respective successors shall have been elected and qualified.

All of the nominees are currently directors of the Company and all were elected as directors at the Company’s Annual Meeting of Stockholders in 2007. The Board of Directors has no reason to believe that any of the nominees are or will become unavailable for election as a director. However, should any of them become unwilling or unable to serve as a director, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of directors to be elected.

Directors will be elected by a plurality of the votes cast. A broker’s discretionary authority to vote in an uncontested election of directors is not limited so there cannot be any broker non-votes regarding this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES AS DIRECTORS.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Name	Age	Year Joined Unigene	Position
Warren P. Levy (1)	56	1980	President, CEO and Director
Ronald S. Levy (1)	59	1980	Executive Vice President, Secretary and Director
Jay Levy (1)	84	1980	Treasurer, Chairman of the Board and Director
James P. Gilligan	56	1981	Vice President of Product Development
Nozer M. Mehta	60	1982	Vice President, Biological R & D
Paul P. Shields	47	1989	Vice President, Mfg. Operations
William Steinhauer	53	1987	Vice President of Finance
J. Thomas August	80	1990	Director of Research and Director
Allen Bloom	64	1998	Director
Robert F. Hendrickson	75	2004	Director
Marvin L. Miller	71	2005	Director
Bruce Morra	54	2006	Director
Peter Slusser	78	2006	Director

(1)	Warren P. Levy and Ronald S. Levy are brothers and are the sons of Jay Levy.

Dr. Warren P. Levy, a founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor’s degree in chemistry from the Massachusetts Institute of Technology.

Dr. Ronald S. Levy, a founder of the Company, has served as Director of the Company since its formation in November 1980, as Executive Vice President since April 1999 and as Secretary since May 1986. From November 1980 through March 1999, he served as Vice President of the Company. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor’s degree in chemistry from Rutgers University.

Mr. Jay Levy, a founder of the Company, has served as Chairman of the Board of Directors and Treasurer of the Company since its formation in November 1980. Mr. Levy was Chief Financial Officer of the Company from 1980 through February 2005. He holds a B.B.A. degree from City College of New York and has more than 25 years of progressively responsible experience leading to senior accounting and financial management positions with several internationally known manufacturing corporations. For 17 years he was the principal financial advisor for the late Nathan Cummings, a noted industrialist and philanthropist. From 1985 through 1991 he served in similar capacity to the estate of Nathan Cummings and to the Nathan Cummings Foundation, a large charitable foundation. Mr. Levy is a part-time employee and devotes approximately 15% of his time to the Company.

Dr. James P. Gilligan has been employed by Unigene since 1981 and has served as Vice President of Product Development since April 1999. From February 1995 to March 1999, he served as Director of Product Development. Dr. Gilligan holds a Ph.D. in pharmacology from the University of Connecticut and a Masters of International Business from Seton Hall University.

Dr. Nozer M. Mehta has served as our Vice President, Biological Research and Development since March 1, 2005. Dr. Mehta served as our Director of Biological Research and Development from May 2003 through February 2005, as our Director of Molecular and Cell Biology from 1999 through May 2002 and in various other capacities with the Company from 1982 through 1999. Dr. Mehta obtained a Doctorat d’Universite degree (equivalent to a Ph.D.) from the Universite Louis Pasteur in Strasbourg, France in 1976. Prior to joining Unigene, Dr. Mehta worked at the Cancer Research Institute in Bombay, India and at the University of Nebraska at Lincoln.

Dr. Paul P. Shields has served as our Vice President, Manufacturing Operations since March 1, 2005. Dr. Shields served as our Director of Plant Operations from 2001 through February 2005, as our Plant Manager from 1995 through 2001, and in various other capacities with the Company from 1989 through 1995. Dr. Shields holds a Ph.D. in biochemistry from the University of Pennsylvania and a B.S. in chemical engineering from the University of Michigan.

Mr. William Steinhauer, CPA, has served as our Vice President of Finance since March 1, 2005. Mr. Steinhauer served as Unigene’s Director of Finance from October 2003 through February 2005 and as our Controller from July 1987 through September 2003. Prior thereto, Mr. Steinhauer served as Chief Financial Officer, Treasurer and Secretary of Refac Technology Development Corporation, a company involved in patent licensing and technology transfer. Mr. Steinhauer holds a Bachelor of Science degree in accounting from Brooklyn College.

Dr. J. Thomas August is a Distinguished Service Professor of the Departments of Oncology, Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine, where he has been employed since 1976. He is also Director, Johns Hopkins Singapore Biomedical Centre. Dr. August, an outside consultant, has served as Unigene’s Director of Research since 1990. He serves on the Board of Directors of Bioqual, Inc. and is also a consultant for various biotechnology and medical companies. Dr. August received his medical degree from Stanford University School of Medicine.

Dr. Allen Bloom, a patent attorney, has been an independent consultant since January 2004. He retired from Dechert LLP, a law firm, after serving as a partner from July 1994 through December 2003. At Dechert he was Co-Chair of the Intellectual Property Group and headed a patent practice group which focused on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included corporate patent, regulatory and licensing activities. Dr. Bloom serves on the Board of Directors of Cytogen Corporation and Redpoint Bio Corporation. Dr. Bloom holds a Ph.D. in organic chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in chemistry from Brooklyn College.

Mr. Robert F. Hendrickson was Senior Vice President, Manufacturing and Technology, for Merck & Co., Inc., an international pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a management consultant with a number of biotechnology and pharmaceutical companies among his clients. He previously served as a director of Unigene from 1997 through 2001 before rejoining our Board of Directors in 2004 and he is currently a director of Cytogen Corporation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A degree from the Harvard Graduate School of Business Administration.

Mr. Marvin L. Miller has been an independent consultant since 2006. From 2002 through February 2006, he was the Executive Chairman of Onconova Therapeutics, Inc., a biotechnology company. From 1994 through 2002, he served as President of Nextran Inc., a biotechnology company affiliated with Baxter Healthcare Corporation. Prior to joining Nextran, Mr. Miller served as Vice President, Biotechnology Licensing for American Cyanamid Company. Previously, Mr. Miller was Vice President, Johnson & Johnson International as well as Corporate Vice President at Hoffman-LaRoche. Mr. Miller is currently a director of Onconova Therapeutics, Inc., GTC Biotherapeutics, Inc. and Tepnel Life Sciences PLC. Mr. Miller received a B.S. degree in pharmacy from the Philadelphia College of Pharmacy & Science and an M.B.A. degree from the University of Wisconsin.

Dr. Bruce S. Morra has been an independent consultant since February 2000. He was the President of West Drug Delivery Systems, a division of West Pharmaceutical Services, Inc., from April 2003 through December 2004. He served as the President, COO, CFO and board member of Biopore Corporation and Polygenetics, Inc., two related companies developing technology for drug delivery and medical devices for biomedical and industrial applications from 1998 through 2002, then served as Executive Vice President, Chief Business Officer and board member from 2002 to 2004. From 1993 through 2000, he served as President and COO of Flamel Technologies, Inc., a company developing, manufacturing and licensing drug and agrochemical delivery technologies and products. Dr. Morra previously served as director of Unigene from 2001 to 2003. He currently serves as a director for BioPharm Solutions, Inc., SCOLR Pharma, Inc. and InforMedix Holdings, Inc. Dr. Morra holds a Ph.D. in polymer science and engineering and an M.B.A. from the University of Massachusetts, Amherst and a B.S.E. in chemical engineering from Princeton University.

Mr. Peter Slusser has been the President and Chief Executive Officer of Slusser Associates, Inc., a private investment banking company since July 1988. From December 1975 to March 1988, he was Managing Director and head of Mergers and Acquisitions for Paine Webber Incorporated. Mr. Slusser currently serves as a director of Sparton Corporation and Ampex Corporation. Mr. Slusser received a B.A. degree from Stanford University and an M.B.A. degree from Harvard University.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP, independent public accountants, to serve as the Company’s independent auditors for the fiscal year commenced January 1, 2008. Although not required by the Company’s Certificate of Incorporation or By-Laws, the Board of Directors believes that it is in the best interests of the stockholders to ratify the appointment of Grant Thornton. If stockholders vote against the ratification of Grant Thornton, the Company will consider other alternatives. Grant Thornton served as the independent auditors for the Company for the year ended December 31, 2007. A representative of the firm is expected to be present at the meeting to respond to appropriate questions and he or she will have the opportunity to make a statement, if such representative desires to do so.

Audit Fees. During the fiscal years ended December 31, 2007 and December 31, 2006, the fees billed by the principal accountant for the audit of the Company’s financial statements for such fiscal years and for the reviews of the Company’s interim financial statements were approximately $404,000 and $477,000, respectively.

Audit-Related Fees and Tax Fees. During the fiscal years ended December 31, 2007 and December 31, 2006, Grant Thornton did not bill the Company for any audit-related fees, nor did they provide any tax services to the Company.

All Other Fees. During the fiscal years ended December 31, 2007 and December 31, 2006, Grant Thornton did not provide any professional services other than audit services to the Company.

Before Grant Thornton is engaged by the Company to render audit or non-audit services, the engagement is approved by the Company’s Audit Committee.

Ratification of the appointment of Grant Thornton requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. A broker’s discretionary authority to vote to ratify the Company’s independent auditors is not limited so there cannot be any broker non-votes regarding this proposal and abstentions will have the effect of a “no” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT THORNTON.

AUDIT COMMITTEE REPORT FOR 2007

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process. Its responsibilities include the following: (1) to annually select a firm of independent public accountants to act as auditors of the Company; (2) to review the scope of the annual audit with the auditors in advance of the audit; (3) to review the results of the audit and the adequacy of the Company’s internal controls; (4) to oversee management’s conduct of the Company’s financial reporting process; and (5) to approve fees paid to the auditors for audit and non-audit services. Once selected by the Committee, the outside auditors report directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside auditors.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures, which are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review the work of management and the independent auditors in these areas. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent auditors, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. In addition, as part of fulfilling its responsibilities, the Audit Committee spent time during 2007 conferring with management and Grant Thornton regarding compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission and selected Grant Thornton LLP as the independent auditors for fiscal year 2008. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Allen Bloom, Chairman

Marvin L. Miller

Peter Slusser

April 15, 2008

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in 2007 compensation for the Company’s executive officers identified in the Summary Compensation Table (“Named Executive Officers”).

Compensation Committee.

The Compensation Committee (“Committee”) makes recommendations to the Board of Directors regarding the compensation – including base salary, annual bonus and long-term incentive opportunities – of the Company’s executive officers, including the Named Executive Officers. The Committee’s recommendations for the compensation of the Chief Executive Officer (the “CEO”) are also subject to approval by the Board of Directors.

The Committee is composed of three non-employee Directors, all of whom are independent directors under the listing standards of The Nasdaq Stock Market, LLC and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. At least once a year, the Committee evaluates the performance of, and determines the compensation of, the Named Executive Officers.

The Committee operates under a written charter adopted by the Board of Directors of the Company in 2005. A copy of this charter is available on the Company’s website, http://www.unigene.com.

The Company’s Compensation Philosophy and Objectives.

The main objective of the Company’s executive compensation program is to facilitate recruitment, motivation and retention of individuals possessing the skills required to move the Company to profitability and to assist in the achievement of the Company’s long-term business objectives.

The objectives of the Company’s executive compensation program are to:

a.	Provide compensation that is competitive as possible, given the financial constraints of the Company, measured against companies of similar size in our industry.

b.	Reward individual performance in achieving Company goals and objectives.

c.	Assure that executive interests are aligned with stockholder interests by providing long-term equity incentives.

d.	Provide sufficient flexibility to assure that the Company can respond promptly to changing needs through a variety of cash and equity compensation incentives available under the 2006 Plan.

The program is designed to reward both group and individual performance in the Company’s achievement of both short-term and long-term successes.

Each component of our compensation program is designed to achieve the following specific purposes:

•	Base salary and benefits are intended to attract and retain executives and to reward skills, experience and performance in the roles they play within the Company. These components of compensation are designed to reflect the practices in the biotechnology and pharmaceutical industries where we compete for talent.

•	Annual cash bonuses are designed to keep employees focused on meeting or exceeding short-term business objectives and individual performance goals that are established in conjunction with the Chief Executive Officer.

•	Long-term incentives, which consist primarily of stock options, focus executives’ efforts on achieving the multi-year financial-performance and strategic objectives of moving the Company toward profitability and reducing the reliance on outside financing, and link management compensation with the interests of stockholders.

•	The benefits provided by change-in-control severance agreements encourage certain key employees to continue managing the Company’s business in the face of rumored or actual fundamental corporate changes without being unduly distracted by the uncertainties of their personal affairs.

Compensation considerations.

•	Compensation is reviewed at least annually in comparison to peers within the Company and similarly sized peers within the biotechnology and pharmaceutical industries to assure that Company compensation levels serve both incentive and retention purposes.

•	Comparisons are reviewed primarily with regard to the practices of companies with 50-149 employees as shown in the latest Radford Biotechnology Executive Compensation Survey, published by Aon Consulting which is a resource of competitive intelligence for positions in the biotechnology and pharmaceutical industries (the “Radford Data”).

•	Competitiveness of the compensation program is also evaluated based on the personal knowledge of Committee members having familiarity with various forms and types of compensation both from public reports issued by other companies and from their own business experience in other companies.

•	Additional weighting is applied to individual compensation levels based on the personal contributions made by the individual executive and the recommendations of the CEO.

•	In addition to the above, actual cash compensation changes reflect the current cash position of the Company and its historical practice of emphasizing equity compensation.

•	The Company historically and currently provides long-term incentive compensation through the granting of stock options. Notwithstanding that, the 2006 Plan permits the Committee to grant a variety of long-term incentives for both incentive and retention purposes. Stock options historically have been an important element of compensation within technology driven industries. The Company plans to make more use of the flexibility offered by the 2006 Plan in future years as circumstances and competitive practice warrant.

The Company has a long-term objective of increasing base salary closer to the 50th percentile of companies of our size in our industry as defined by the Radford Data. The Company continues to work toward that objective but has not yet achieved it. Given the fact that the Company has not yet achieved profitability and is required to go to the market periodically to raise additional funds, the Company has emphasized equity compensation rather than cash compensation. Overall Company performance governs the total amount of equity awards given out each year, and individual performance influences allocation to individual executives. The success of our executive compensation program is evaluated by overall business performance and the ability to attract and retain key management.

Committee Processes; Role of CEO in Setting Compensation.

A complete description of the Committee’s processes and the role of the CEO in setting compensation for the other Named Executive Officers can be found earlier in this proxy in the section entitled “Corporate Governance – Committees of the Board of Directors.” The Committee reviews and makes recommendations to our Board to ensure that our executive compensation program is consistent with our compensation objectives. The Committee administers our equity compensation plan.

All the actions of the Committee are reported to the Board either orally, or in the form of copies of Committee minutes distributed to Board members in advance of regularly scheduled Board meetings. In establishing and reviewing the different aspects of the Named Executive Officers’ compensation, the Committee looks at information from published biotechnology industry compensation surveys. In setting compensation for Named Executive Officers other than the CEO, the Committee requests, reviews and acts on recommendations of the CEO.

The CEO proposes base salaries and annual and long-term incentives for the other Named Executive Officers based on his evaluation of individual and Company performance, expected future contributions and a review of the Radford Data. The Committee reviews the CEO’s recommendations for compensation of Named Executive Officers and approves the compensation for all Named Executive Officers including the CEO. The Committee’s recommendations for the CEO’s compensation are subject to approval of the entire Board of Directors.

Elements of Executive Pay.

The Company’s executive compensation program is composed of four principal components:

•	base salary;

•	annual discretionary cash bonuses;

•	long-term incentives, consisting of stock option awards; and

•	non-qualified deferred compensation.

Compensation awards with respect to the CEO reflect the Committee’s assessment of the CEO’s performance relative to Company goals and objectives and the CEO’s individual performance objectives. Compensation awards with respect to the other Named Executive Officers reflect the CEO’s and the Committee’s assessment of each officer’s performance relative to Company goals and objectives, departmental or functional area goals and individual performance objectives. The Company’s goals of moving toward profitability and reducing reliance on outside financing apply to the CEO and all other Named Executive Officers. Each executive’s compensation was also compared with the Radford Data.

The Company has also entered into employment contracts with certain of the Named Executive Officers whose abrupt departure would most impact the ongoing operations of the Company. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of termination under certain circumstances. The terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”). The Committee believes that these contracts provide an incentive to these executives to remain with the Company and serve to align the interest of these executives and stockholders in the event of a potential acquisition of the Company.

Base Salaries

In General

Base salaries generally are based on job responsibilities and individual contribution, with reference to base salary market data shown in the Radford Data. Although base salaries are targeted at a competitive range at the 50th percentile of companies our size in our industry, no salaries have yet reached that target. We have continued to rely on the periodic grant of stock options as an alternative to more substantial base salary increases reflecting the multiple cash needs of the Company. In addition, salary levels vary according to the executive’s experience, length of service in the position, the Committee’s view of personal performance and the influence of compensation structures in the New York/New Jersey market where the Company competes for talent.

2007 Base Salaries

The Committee recommended in February 2007 to increase the CEO’s salary by 14% to $285,000 and to increase other Named Executive Officers’ salaries by 8% each, except for the Executive Vice President who received a 10% salary increase. These decisions were based on both individual contributions and performance versus Company goals and objectives, and to increase base salary levels closer to the eventual goal of reaching the 50th percentile for recruiting, retention and incentive purposes. These increases were also based upon the Committee’s business judgment in consultation with the CEO concerning each of the other Named Executive Officers.

Cash Bonuses

In General

The Committee recommends any cash bonuses paid to the Named Executive Officers. These bonuses are based upon corporate performance and individual performance, as well as the cash position of the Company. The CEO evaluates employee performance, establishes business targets and objectives, and recommends awards to the Committee. The Committee recommends CEO bonus awards for approval by the Board. The Company’s short-term business objectives are based in part on the annual budget.

2007 Bonuses

In recommending the payment of cash bonuses in December 2007 for all of our Named Executive Officers, the Committee considered our executive team’s:

•	Leadership of, and contributions to, the achievement of our long-term business and scientific strategy;

•	Past performance and expected future performance;

•	Continued strategic efforts to focus our resources on our key priorities and achieve desired financial results; and

•	Success in sales of Fortical®, our nasal calcitonin product.

The Committee also considered consistency with past award levels and the Company’s current cash position.

Stock Options

In General

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is the closing price of Unigene common stock on the grant date. Stock options have various vesting periods and generally have a term of 10 years from the grant date. Options that are vested – i.e., exercisable – at the time of an employee’s death or disability will remain exercisable for up to 180 days. Upon termination for any other reasons (other than cause), vested options may be exercised for 90 days. Options will expire immediately in the event of a for-cause termination, as defined in the 2006 Plan.

The Company does not coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information. In addition to periodic option awards, the Committee may approve option awards to newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities. The Committee is working on determining the right balance between cash and equity compensation.

2007 Stock Option Awards

During 2007, there were no option grants to Named Executive Officers. Stock option grants have not been on a regular grant cycle.

Non-Qualified Deferred Compensation Program

In December 2005, our Board of Directors approved the adoption of a deferred compensation plan for Dr. Ronald Levy, Executive Vice President and Director of the Company, and Dr. Warren Levy, President, Chief Executive Officer and Director of the Company. The major features of the plan are as follows: the Company agreed to credit a book account with $25,000 per year on January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for an aggregate of $225,000 for each participant. These annual credits are included in the All Other Compensation column of the Summary Compensation Table for each of the years 2006 and 2007. The credits to the accounts are immediately 100% vested; upon the death of a participant, any remaining contributions would immediately be made to his account; and in the event of a “change in control” of Unigene, all remaining contributions would immediately be made to each participant’s account. The entire value of the account would be distributed as follows: upon attainment of age 75, 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78; in the event of a participant’s death or disability, 50% of the participant’s account balance would be distributed following his death or disability and the remainder distributed on the first anniversary of his death or disability. The non-qualified deferred compensation program is intended to operate in a manner consistent with Internal Revenue Code Section 409A.

Stock Ownership/Retention Requirements.

The Company does not require its Named Executive Officers to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits.

In addition to the principal categories of compensation described above, the Company provides its Named Executive Officers with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) Plan. The Company’s 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the Named Executive Officers, are able to contribute to the 401(k) Plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis. The Company makes a matching contribution of 50% of the first 4% of pay contributed by the employee to the 401(k)Plan. All contributions made by a participant, as well as matching contributions by the Company, vest immediately.

The Company’s Named Executive Officers are not generally entitled to benefits that are not otherwise available to all of the Company’s employees. In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar enhanced benefits for its executives.

Tax and Accounting Considerations for Executive Compensation.

Deductibility of Executive Compensation – IRC Section 162 (m)

Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to officers to the extent it exceeds $1 million per executive. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. No executive officer has ever exceeded this limit.

Non-Qualified Deferred Compensation – IRC Section 409A

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. A more detailed discussion of our non-qualified deferred compensation arrangements is provided above under the heading Non-Qualified Deferred Compensation Program.

Accounting for Stock-Based Compensation –FAS 123R

Effective January 1, 2006, we include the accounting impact of equity awards as required under FAS 123R in our financial statements. The non-cash accounting charge for equity compensation has not been a primary factor considered in determining the size of individual awards granted to employees, consultants and directors. We will continue to carefully quantify and monitor the non-cash accounting expense of our equity programs.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2007.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Robert F. Hendrickson, Chairman

Peter Slusser

Bruce Morra

April 15, 2008

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by the Chief Executive Officer, the Principal Financial Officer and the next four highest paid executive officers for the fiscal year ended December 31, 2007. While we are only required to report on the next three highest paid executive officers, we have included four individuals as this more appropriately reflects our leadership structure.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Warren P. Levy, President, Chief Executive Officer and Director	2007 2006	281,593 246,591	24,000 19,800	— —	— —	— —	30,914 30,814	336,507 297,205

Ronald S. Levy, Executive Vice President, Secretary and Director	2007 2006	252,702 228,614	22,000 18,900	— —	— —	— —	33,907 33,705	308,609 281,219

William Steinhauer, Vice President of Finance	2007 2006	188,686 174,182	17,500 14,400	— —	25,405 222,314	— —	25,057 22,396	256,648 433,292

James P. Gilligan, Vice President of Product Development	2007 2006	230,354 212,284	19,000 17,550	— —	66,473 446,028	— —	20,930 16,130	336,757 691,992

Paul P. Shields, Vice President, Manufacturing	2007 2006	200,591 185,068	16,500 15,300	— —	31,016 201,410	— —	16,544 16,943	264,651 418,721

Nozer M. Mehta, Vice President, Biological R&D	2007 2006	218,449 201,398	17,500 16,650	— —	42,835 213,229	— —	17,261 19,592	296,045 450,869

(1)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share Based Payments.” See Note 15 of the financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. No options were granted to Named Executive Officers in 2007. Accordingly, these figures represent non-cash expenses with respect to the fair value of stock options to purchase shares of our Common Stock for options granted in 2005 which vested in 2007.
(2)	All Other Compensation includes:

Name	Year	Nonqualified Deferred Compensation	Reimbursement for Unused Vacation Days ($)	Matching Contribution to 401(k) Plan ($)	Health/Life Insurance Premiums ($)	Other ($)	Total ($)
Warren P. Levy	2007 2006	25,000 25,000	— —	4,500 4,400	414 414	1,000 1,000	30,914 30,814

Ronald S. Levy	2007 2006	25,000 25,000	— —	4,500 4,400	4,407 4,305	— —	33,907 33,705

William Steinhauer	2007 2006	— —	15,620 13,292	4,303 4,049	4,384 4,305	750 750	25,057 22,396

James P. Gilligan	2007 2006	— —	12,046 7,425	4,500 4,400	4,384 4,305	— —	20,930 16,130

Paul P. Shields	2007 2006	— —	7,692 8,238	4,468 4,400	4,384 4,305	— —	16,544 16,943

Nozer M. Mehta	2007 2006	— —	8,377 10,887	4,500 4,400	4,384 4,305	— —	17,261 19,592

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Warren P. Levy	100,000	—	$0.47	12/4/11

Ronald S. Levy	100,000	—	$0.47	12/4/11

William Steinhauer	18,000	—	$1.97	6/29/08
	17,000	—	$0.63	11/4/09
	5,000	—	$1.88	5/25/10
	14,000	—	$0.31	4/13/13
	30,000	—	$2.30	2/28/15
	10,000	—	$1.58	4/5/15
	40,000	25,000	$4.02	4/19/16

James P. Gilligan	60,000	—	$1.97	6/29/08
	115,000	—	$0.63	11/4/09
	80,000	—	$0.40	7/17/11
	30,000	—	$0.31	4/13/13
	45,000	—	$2.30	2/28/15
	75,000	—	$1.58	4/5/15
	75,000	50,000	$4.02	4/19/16

Paul P. Shields	20,000	—	$1.97	6/29/08
	42,750	—	$0.63	11/4/09
	10,000	—	$1.88	5/25/10
	25,000	—	$0.31	4/13/13
	40,000	—	$2.30	2/28/15
	20,000	35,000	$4.02	4/19/16

Nozer M. Mehta	10,000	—	$1.88	5/25/10
	75,000	—	$0.31	4/13/13
	40,000	—	$2.30	2/28/15
	25,000	—	$1.58	4/5/15
	20,000	35,000	$4.02	4/19/16

(1)	These unexercisable option shares at December 31, 2007 were granted in April 2006 and vest in April 2008.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Warren P. Levy (1)	—	25,000	2,270	—	53,425
Ronald S. Levy (1)	—	25,000	14,115	—	67,305
William Steinhauer	—	—	—	—	—
James P. Gilligan	—	—	—	—	—
Paul P. Shields	—	—	—	—	—
Nozer M. Mehta	—	—	—	—	—

(1)

In December 2005, our Board of Directors approved the adoption of a deferred compensation plan for Dr. Ronald Levy, Executive Vice President and Director of the Company, and Dr. Warren Levy, President and Chief Executive Officer and Director of the Company. The major features of the plan are as follows: the Company agreed to credit a book account with $25,000 per year on January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for an aggregate of $225,000 for each participant. These annual credits are included in the All Other Compensation column of the Summary Compensation Table for each of the years 2006 and 2007. The credits to the accounts are immediately 100% vested; upon the death of a participant, any remaining contributions would immediately be made to his account; and in the event of a “change in control” of Unigene, all remaining contributions would immediately be made to each participant’s account. The entire value of the account would be distributed as follows: upon attainment of age 75, 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78; in the event of a participant’s death or disability, 50% of the participant’s account balance would be distributed following his death or disability and the remainder distributed on the first anniversary of his death or disability.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The table below reflects the amount of compensation payable to each of the Named Executive Officers pursuant to each executive’s employment agreement, if any, in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon termination without cause or for good reason and upon termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination at such date. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from the Company.

	Termination for Cause	Resignation or Retirement			Termination Without Cause or Upon a Change in Control
Name	Total ($)	Unused Accrued Vacation ($)	Nonqualified Deferred Compensation ($) (1)	Total ($)	Current Salary ($)		Unused Accrued Vacation ($)	Stock Option Acceleration ($)	Nonqualified Deferred Compensation ($) (1)	Total ($)
Warren P. Levy*	—	226,904	225,000	451,904	285,000	(2)	226,904	—	225,000	736,904
Ronald S. Levy*	—	207,433	225,000	432,433	255,000	(2)	207,433	—	225,000	687,433
William Steinhauer	—	6,577	—	6,577	—		6,577	—	—	6,577
James P. Gilligan	—	—	—	—	—		—	—	—	—
Nozer M. Mehta	—	—	—	—	—		—	—	—	—
Paul P. Shields	—	388	—	388	—		388	—	—	388

*	Have employment agreements. See below.
(1)

In December 2005, our Board of Directors approved the adoption of a deferred compensation plan for Dr. Ronald Levy, Executive Vice President and Director of the Company, and Dr. Warren Levy, President and Chief Executive Officer and Director of the Company. The major features of the plan are as follows: the Company agreed to credit a book account with $25,000 per year on January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for an aggregate of $225,000 for each participant. These annual credits are included in the All Other Compensation column of the Summary Compensation Table for each of the years 2006 and 2007. The credits to the accounts are immediately 100% vested; upon the death of a participant, any remaining contributions would immediately be made to his account; and in the event of a “change in control” of Unigene, all remaining contributions would immediately be made to each participant’s account. The entire value of the account would be distributed as follows: upon attainment of age 75, 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78; in the event of a participant’s death or disability, 50% of the participant’s account balance would be distributed following his death or disability and the remainder distributed on the first anniversary of his death or disability.

(2)	These amounts reflect potential payments to Warren Levy and Ronald Levy as of the last day of fiscal year 2007. Their potential lump-sum payment upon termination or change of control is equal to their current annual salary at the time of such payment.

Employment Agreements

The Company entered into an employment agreement, effective January 1, 2000, with Warren P. Levy for an initial term of two years. Dr. Levy serves as President and Chief Executive Officer of the Company and received an annual salary of $160,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s current annual salary is $285,000.

The Company entered into an employment agreement, effective January 1, 2000, with Dr. Ronald S. Levy for an initial term of two years. Dr. Levy serves as Executive Vice President of the Company and received an annual salary of $155,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s current annual salary is $255,000.

Each agreement provides that, after the initial two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date. Each agreement also provides that, upon (a) termination of the employment of the executive by the Company without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of the Company or a material diminution of the executive’s responsibilities without his consent), the Company will make a lump-sum severance payment to the executive equal to (i) the salary that the executive would have earned for the remaining term of this agreement, if the remaining term (either the initial term or as extended) is more than one year or (ii) the executive’s then-current annual salary, if the remaining term of the agreement (either the initial term or as extended) is one year or less. In addition, the employment agreements contain a non-competition clause that applies for one year following the executive’s termination of employment for any reason and they obligate the executives to maintain the confidentiality of any business or scientific information that they receive during the course of their employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Executive compensation for 2007 was determined by the Compensation Committee of the Company, consisting at that time of Robert F. Hendrickson, Marvin Miller and Bruce Morra. In June 2007, Peter Slusser replaced Marvin Miller on the Compensation Committee. None of Mr. Hendrickson, Mr. Slusser or Mr. Morra currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

No member of the Compensation Committee had a relationship during the 2007 fiscal year that requires disclosure under Item 404 of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,692,215	$1.50	2,947,510

Equity compensation plans not approved by security holders	2,641,571	$2.50	—

Total	6,333,786	$1.92	2,947,510

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of April 15, 2008 (except as noted below), concerning the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percentage of Outstanding Shares
Winslow Management Company, LLC 99 High Street, 12th Floor, Boston, MA 02110	6,029,450	(1)	6.9%

Wynnefield Partners Small Cap Value, L.P. 450 Seventh Avenue, Suite 509, New York, NY 10123	4,456,251	(2)	5.1%

(1)	Based on information contained in a Schedule 13G filed February 19, 2008. The reporting person has sole voting and dispositive power for all of the reported shares.
(2)

Based on information contained in a Schedule 13D filed January 25, 2008 by the Wynnefield Reporting Persons. The “Wynnefield Reporting Persons” are Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus and Joshua Landes. The Wynnefield Reporting Persons are each separate and distinct entities with different beneficial owners (whether designated as limited partners or stockholders).

WCM, a New York limited liability company, is the general partner of Wynnefield Partners and Wynnefield Partners I, private investment companies organized as limited partnerships under the laws of the State of Delaware. Messrs. Obus and Landes are the co-managing members of WCM and principal executive officers of WCI, a Cayman Islands company and the investment manager of Wynnefield Offshore, a private investment company organized under the laws of the Cayman Islands.

As the co-managing members of WCM and the principal executive officers of WCI, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares of Common Stock that WCM and WCI may be deemed to beneficially own. Wynnefield Partners has sole voting and dispositive power for 1,155,924 of the reported shares, Wynnefield Offshore has sole voting and dispositive power for 1,620,727 of the reported shares, Wynnefield Partners I has sole voting and dispositive power for 1,679,600 of the reported shares, WCM has sole voting and dispositive power for 2,835,524 of the reported shares, WCI has sole voting and dispositive power for 1,620,727 of the reported shares and Messrs. Obus and Landes share with each other the voting and dispositive power for 4,456,251 of the reported shares. Messrs. Obus and Landes each disclaim any beneficial ownership of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 15, 2008, concerning the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Warren P. Levy	2,080,705	(2)(3)	2.4%
Ronald S. Levy	1,895,705	(4)	2.2%
Jay Levy	943,255	(5)(6)	1.1
James P. Gilligan	594,860	(7)	*
Nozer M. Mehta	305,160	(8)	*
Paul P. Shields	192,910	(9)	*
William Steinhauer	198,160	(10)	*
J. Thomas August	223,552	(11)	*
Allen Bloom	281,000	(12)	*
Robert F. Hendrickson	111,000	(13)	*
Marvin L. Miller	52,000	(14)	*
Bruce Morra	135,000	(15)	*
Peter Slusser	34,500	(16)	*
Officers and Directors as a Group (13 persons)	7,047,807	(2)(5)(17)	7.8%

*	Less than one percent.
(1)	Unless otherwise noted, each person or group member has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.
(2)	Includes 200,000 shares of Common Stock held in a family trust over which Warren P. Levy in his capacity as trustee has voting and dispositive power. Warren Levy disclaims beneficial ownership of those reported securities, except to the extent of his pecuniary interest therein.
(3)	Includes 100,000 shares of Common Stock that Warren P. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.
(4)	Includes 100,000 shares of Common Stock that Ronald S. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.
(5)	Includes 250,009 shares of Common Stock beneficially owned by Jay Levy’s spouse. Jay Levy disclaims beneficial ownership of those reported securities, except to the extent of his pecuniary interest therein.

(6)	Includes 420,000 shares of Common Stock that Jay Levy has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(7)	Includes 530,000 shares of Common Stock that James P. Gilligan has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(8)	Includes 205,000 shares of Common Stock that Nozer M. Mehta has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(9)	Includes 192,750 shares of Common Stock that Paul P. Shields has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(10)	Includes 159,000 shares of Common Stock that William Steinhauer has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(11)	Includes 211,000 shares of Common Stock that J. Thomas August has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(12)	Includes 280,000 shares of Common Stock that Allen Bloom has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(13)	Includes 61,000 shares of Common Stock that Robert F. Hendrickson has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(14)	Includes 51,000 shares of Common Stock that Marvin L. Miller has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(15)	Includes 34,000 shares of Common Stock that Bruce Morra has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(16)	Includes 34,000 shares of Common Stock that Peter Slusser has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(17)	Includes an aggregate of 2,377,750 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements during 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions.

Three of the current nine-member Board of Directors, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers of the Company. Jay Levy is the father of Warren and Ronald Levy.

To satisfy our short-term liquidity needs, Jay Levy, our Chairman of the Board and an officer, Warren Levy and Ronald Levy, each a director and executive officer of Unigene, and another Levy family member (collectively, the “Levys”), from time to time have made loans to us. We did not make principal and interest payments on certain loans when due. However, the Levys waived all default provisions including additional interest penalties due under these loans through December 31, 2000. Beginning January 1, 2001 and ending May 10, 2007, interest on loans originated through March 4, 2001 increased an additional 5% per year and was calculated on both past due principal and interest. This additional interest was approximately $337,000, $871,000 and $853,000 for the years ended 2007, 2006 and 2005, respectively.

At May 10, 2007, after principal payments of $1,010,000 during 2007, principal and interest were $7,095,000 and $8,642,517, respectively, with interest rates ranging from 8.5% to 14.2%. The total owed aggregated $15,737,517, of which approximately $8,900,000 in principal and interest were in default, and was restructured on May 10, 2007 as eight-year term notes, none of which are in default, with a fixed simple interest rate of 9% per annum. No gain or loss was recognized on the restructuring transaction. Required quarterly payments of principal and interest under these new notes begin in May 2010 over a five-year period, but payments may be made earlier without penalty. Total interest expense on all Levy loans was approximately $1,348,000, $1,532,000 and $1,516,000 for the years ended 2007, 2006 and 2005, respectively. As of December 31, 2007, total accrued interest on all Levy loans was $783,279 and the outstanding loans by these persons to us, classified as long-term debt, totaled $15,737,517 for an aggregate owed of $16,520,796. At March 31, 2008, the accrued interest and outstanding principal balance on these loans were $1,099,271 and $15,737,517, respectively. These loans are collateralized by security interests in our equipment, real property and certain of our patents.

Outstanding stockholder loans consisted of the following at December 31, 2007 and December 31, 2006 (in thousands):

	2007	2006
Jay Levy long-term loan (1)	$8,319	$—
Levy Partnership long-term loan (2)	7,419	—
Jay Levy term loans (3)	—	1,870

Jay Levy demand loans (4)	—	525
Levy Partnership loans (5)	—	5,700
Warren Levy demand loans	—	5
Ronald Levy demand loans	—	5

	15,738	8,105
Accrued interest	783	8,081

Total loans and interest due to stockholders	$16,521	$16,186

(1)	This loan resulted from the May 2007 restructuring of term loans and demand loans, as well as accrued interest, which were in default. This loan consists of an eight-year term note with a fixed simple interest rate of 9% per annum. Interest expense is calculated using an effective interest method, at a rate of 7.6%, over the life of the agreement due to the deferred payment schedule contained in the note. Quarterly payments of principal and interest will be made over a five-year period beginning in May 2010. Accrued interest on this loan at December 31, 2007 was approximately $414,000. This loan is collateralized by certain of our fixed and other assets, including real property.
(2)	This loan, held by the Jaynjean Levy Family Limited Partnership, resulted from the May 2007 restructuring of non-default notes and accrued interest. This loan consists of an eight-year term note with a fixed simple interest rate of 9% per annum. Interest expense is calculated using an effective interest method, at a rate of 7.6%, over the life of the agreement due to the deferred payment schedule contained in the note. Quarterly payments of principal and interest will be made over a five-year period beginning in May 2010. Accrued interest on this loan at December 31, 2007 was approximately $369,000. This loan is collateralized by certain of our patents and patent applications.
(3)	Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes that matured January 2002 and bore interest at the fixed rate of 11% per year. These loans were collateralized by a security interest in all of our equipment and a mortgage on our real property. The principal and interest on these loans were restructured into the aforementioned long-term debt in May 2007.
(4)	Loans from Jay Levy in the aggregate principal amount of $525,000, evidenced by demand notes that bore a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (14.2% at December 31, 2006 and May 10, 2007). These loans were collateralized by a security interest in our equipment and real property. The principal and interest on these loans were restructured into the aforementioned long-term debt in May 2007.
(5)	Loans from Jay Levy in 2001 and 2002 in the aggregate principal amount of $5,700,000 that were evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (8.5% at December 31, 2006 and May 10, 2007) and which were collateralized by a security interest in certain of our patents. The principal and interest on these loans were restructured into the aforementioned long-term debt in May 2007.

Policies and Procedures.

The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party. However, transactions between the Company and a related party which are available to all Company employees generally or which involve less than $5,000 when aggregated with all similar transactions are exempt from this review. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. A related party transaction shall be approved or ratified by the Audit Committee if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. This obligation is set forth in writing in our Audit Committee Charter, a copy of which is available on our website, http://www.unigene.com.

To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our directors, officers and employees to act and make decisions that are in our best interests and our code of ethics encourages them to avoid situations that present a conflict between our interests and their own personal or professional interests. A copy of our code of ethics is available on our website, http://www.unigene.com.

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals intended to be presented at the 2009 Annual Meeting must be received by the Company on or before January 12, 2009 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the date when this proxy statement was sent, the persons named as proxies in the Company’s proxy material for the 2009 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary voting authority.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including being over the age of 21 and being able to read and understand basic financial statements. However, the Board retains the right to modify these minimum qualifications from time to time. In addition, director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, finance, technology, healthcare and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties. The process for identifying and evaluating nominees has been assigned by the Board to the Nominating and Corporate Governance Committee and is as follows. In the case of incumbent directors whose terms of office are set to expire, we review such directors’ overall service to the Company, including the number of meetings attended, level of participation and quality of performance. In the case of new candidates, the Nominating and Corporate Governance Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Then the Nominating and Corporate Governance Committee meets to discuss such candidates, interviews candidates, considers his or her qualifications and makes recommendations to the Board which chooses a candidate by majority vote.

The Nominating and Corporate Governance Committee will consider recommendations by stockholders. Such recommendations should be submitted to the Nominating and Corporate Governance Committee and should contain a detailed justification for the submission, as well as a complete resume for the recommended director. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2009, the name of the proposed nominee and the supporting documentation must be received no later than January 12, 2009. The Nominating and Corporate Governance Committee does not intend to alter the method of evaluation if the candidate is recommended by a stockholder.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telefax.

By Order of the Board of Directors

RONALD S. LEVY
Secretary

Fairfield, New Jersey

May 12, 2008

REVOCABLE PROXY UNIGENE LABORATORIES, INC.
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING JUNE 18, 2008

The undersigned stockholder of Unigene Laboratories, Inc. hereby appoints Warren P. Levy, Ronald S. Levy and Jay Levy, and each of them, as the undersigned’s proxies (with the power of substitution), to vote all the shares of Common Stock of Unigene Laboratories, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Unigene Laboratories, Inc. to be held on June 18, 2008 at 11:00 A.M., Eastern Daylight time, and any adjournments thereof, on the following matters;

	For	With-hold	For All Except
1. Election of directors	☐	☐	☐

J. Thomas August, Allen Bloom, Robert F. Hendrickson, Jay Levy, Ronald S. Levy, Warren P. Levy, Marvin L. Miller, Bruce Morra and Peter Slusser

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all Except” and write that nominee’s name in the space provided below.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

2. Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company.
	For	Against	Abstain
	☐	☐	☐
3. In their discretion in the transaction of any other business that may properly come before such meeting.
The undersigned hereby revokes any proxy heretofore given.

Please be sure to sign and date this Proxy in the box below	Date	Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.
_________________________	_______________________
Stockholder sign above	Co-holder (if any) sign above

ñ  Detach above card, sign, date and mail in postage paid envelope provided    ñ

UNIGENE LABORATORIES, INC.

This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted

“FOR” Items 1 and 2. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The Board of Directors recommends a vote FOR items 1 and 2 noted above.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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